Exhibit 99.1

PAPA JOHNS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Met or Exceeded Revised 2025 Financial Guidance Targets
2025 Global System-wide Restaurant Sales Increased 1%(a)
Fourth Quarter Global System-wide Restaurant Sales Decreased 1%(a)
Fourth Quarter Diluted EPS of $0.21 and Adjusted Diluted EPS of $0.34(b)
Introduces Fiscal Year 2026 Outlook

Louisville, Kentucky (February 26, 2026) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the fourth quarter and year ended December 28, 2025.

Full Year 2025 Highlights
•Global system-wide restaurant sales were $4.92 billion, a 1%(a) increase compared with the prior year.
•North America comparable sales decreased 2% as Domestic Company-owned restaurants were down 3% and North America franchised restaurants were down 2%; International comparable sales increased 5%; all compared with 2024.
•Opened 279 new restaurants in fiscal year 2025, comprised of 96 restaurant openings in North America and 183 restaurant openings in International markets.
•Total revenues of $2.1 billion were flat compared with the prior year.
•Net income was $32 million compared with $84 million in 2024.
•Adjusted EBITDA(b) was $201 million compared with $227 million in the prior year, including approximately $21 million in incremental marketing investment to support franchisees and brand positioning work.
•Diluted earnings per common share of $0.90 compared with $2.54 in 2024.
•Adjusted diluted earnings per common share(b) was $1.43 compared with $2.34 in the prior year.

Fourth Quarter 2025 Highlights
•Global system-wide restaurant sales were $1.23 billion, a 1%(a) decrease compared with the prior year fourth quarter.
•North America comparable sales decreased 5% as Domestic Company-owned restaurants were down 6% and North America franchised restaurants were down 5%; International comparable sales were up 6%, all compared with the prior year fourth quarter.
•Opened 142 new restaurants system-wide, comprised of 41 restaurant openings in North America and 101 restaurant openings in International markets.
•Total revenues of $498 million decreased 6% compared with the prior year fourth quarter.
•Net income was $9 million compared with $15 million in the prior year fourth quarter.
•Adjusted EBITDA(b) was $51 million compared with $58 million in the prior year quarter.
•Diluted earnings per common share was $0.21 compared with $0.44 in the prior year fourth quarter.
•Adjusted diluted earnings per common share(b) was $0.34 compared with $0.63 in the prior year quarter.
(a) Growth rate excludes the impact of foreign currency.
(b) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

•Operational efficiency initiatives, including recently implemented programs, are expected to deliver at least $25 million in corporate cost savings outside of marketing through 2027, with approximately $13 million expected to be realized in 2026.
•At least $60 million of previously identified supply chain cost savings are expected to deliver approximately 160-basis points of incremental restaurant-level profitability improvement across both franchise and Company-owned restaurants in North America by fiscal year 2028.
•Following a strategic review of its North American restaurant portfolio, the Company is implementing measures to optimize restaurant profitability and fleet health.

CEO Commentary
“We are encouraged by the progress we are making in our transformation as we further reinforce our brand health, sharpen our value proposition, build our innovation pipeline and enhance the customer experience. These actions, alongside recent changes to our organizational structure to drive efficiencies, provide a strong foundation for our future,” said Todd Penegor, President and CEO.

“In the fourth quarter, solid execution drove the Company’s fifth consecutive quarter of positive comparable sales in our International markets, while North America results reflected a weak consumer backdrop and elevated promotional environment,” continued Penegor.

“In 2026, we are focused on continuing our transformation work to best position Papa Johns to win in a dynamic QSR category. Our strong balance sheet is supporting investment in these initiatives, which we believe will deliver high returns. We look forward with confidence in our ability to generate sustainable, profitable growth, and value creation,” Penegor concluded.

Financial Highlights

	Three Months Ended			Year Ended
In thousands, except per share amounts	December 28, 2025	December 29, 2024	Increase (Decrease)	December 28, 2025	December 29, 2024	Increase (Decrease)
Total revenues	$498,179	$530,770	$(32,591)	$2,053,808	$2,059,387	$(5,579)
Net income	$8,630	$14,959	$(6,329)	$32,117	$84,197	$(52,080)
Adjusted EBITDA (a)	$51,113	$57,856	$(6,743)	$201,111	$227,270	$(26,159)
Diluted earnings per common share	$0.21	$0.44	$(0.23)	$0.90	$2.54	$(1.64)
Adjusted diluted earnings per common share (a)	$0.34	$0.63	$(0.29)	$1.43	$2.34	$(0.91)
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(a)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

Results for the three months ended December 28, 2025 and full year 2025 are not directly comparable with the respective prior year periods as comparisons are impacted by a restaurant refranchising transaction that occurred in the fourth quarter of 2025. Additionally, results for full year 2025 are not directly comparable with the prior year, as year-over-year comparisons were also impacted by restaurant closures and refranchising transactions in the UK that occurred in the second and third quarters of 2024, and the Wisconsin refranchising transaction and the sale of two Quality Control Center (“QC Center”) properties, both of which occurred in the third quarter of 2024.

Fourth Quarter 2025 Results
Revenue: Total revenues of $498.2 million in the fourth quarter of 2025 decreased $32.6 million, or 6.1%, compared with the prior year period. The decrease was primarily attributable to a $24 million decline at our Domestic Company-owned restaurants primarily related to: 1) approximately $9 million of lower revenues related to the refranchising of 85 Domestic Company-owned restaurants, which are now operated as franchised restaurants; 2) 6% lower comparable sales at our Domestic Company-owned restaurants; and 3) approximately $5 million of deferred revenue recognized in the prior year related to our loyalty program enhancements. Additionally, revenues from All Other business units decreased $7 million primarily related to lower advertising funds revenue driven by the decline in sales along with lower digital fees and North America commissary revenues decreased $7 million mostly attributable to lower pricing, slightly offset by higher volumes. Partially offsetting these declines was a $4 million increase in International revenues driven by improved performance.

System-wide sales: Global system-wide restaurant sales were $1.23 billion, down 1%(a) from the prior year fourth quarter, as higher International comparable sales and 1% global net restaurant growth on a trailing twelve-month basis were more than offset by lower comparable sales in North America. North America system-wide sales decreased 4%(a) to $886 million and International system-wide sales increased 8%(a) to $341 million in the fourth quarter of 2025, compared with the prior year period.

Net income: Fourth quarter 2025 Net income was $8.6 million, a $6.3 million decrease compared with the prior year fourth quarter. The decrease was primarily related to higher D&A expense, mostly driven by $12.3 million of accelerated depreciation expense related to the retirement of legacy technology platforms as part of our investment in our new omnichannel experience, higher G&A expenses related to the Company’s incremental investment in marketing and promotional campaigns as well as higher management incentive compensation. These decreases were partially offset by $17.6 million of gains associated with the aforementioned refranchising of 85 Domestic Company-owned restaurants and lower cost of sales, due in part to the refranchising transaction. Net income also reflects higher tax expense due to lower taxable income in the current period leading to limitations on the realization of certain tax credits.

Adjusted EBITDA: Adjusted EBITDA(b) was $51.1 million, a $6.7 million decrease from the prior year fourth quarter. The decrease was primarily attributable to higher expenses related to our incremental investment in marketing and promotional campaigns in the quarter and higher management incentive compensation, partially offset by lower cost of sales related to the refranchising transaction and commodity deflation.

Earnings per share: Diluted earnings per common share was $0.21 for the fourth quarter of 2025 compared with $0.44 in the fourth quarter of 2024. Adjusted diluted earnings per common share(b) was $0.34 for the fourth quarter of 2025 compared with $0.63 in the fourth quarter of 2024. These changes were due to the same factors impacting Net income and adjusted EBITDA(b) discussed above.

(a) Growth rate excludes the impact of foreign currency.
(b) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

Full Year 2025 Results
Revenue: Total revenues of $2.1 billion for 2025 were flat compared with the prior year, as a $30 million decrease in revenues at our Domestic Company-owned restaurants was offset by higher revenues at our North America Commissary segment and All Other business units. The decrease in revenues at our Domestic Company-owned restaurants was largely attributable to 3% lower comparable sales, and a combined $19 million impact related to the previously mentioned refranchising transaction and the prior year refranchising of 15 restaurants in the Wisconsin market. North America Commissary revenues increased $21 million due to higher volumes and pricing, partially offset by changes in product mix along with a $7 million increase in revenues from All Other business units attributable to higher digital fees.

System-wide sales: Global system-wide restaurant sales were $4.92 billion, up 1%(a) from a year ago, as higher International comparable sales and 1% global net restaurant growth were partially offset by lower comparable sales in North America, compared with the prior year. North America system-wide sales decreased 1%(a) to $3.6 billion and International system-wide sales increased 8%(a) to $1.3 billion in 2025, compared with the prior year.

Net income: Net income of $32.1 million for 2025 decreased $52.1 million compared with the prior year. The decrease was primarily due to a pre-tax gain of $41.3 million associated with the sale of two QC Center properties in the prior year. Additionally, Net income was impacted by higher G&A expenses compared with the prior year period, primarily related to approximately $21 million of incremental investments in marketing, higher management incentive compensation, and expenses related to the Company’s biannual franchisee conference as well as an increase in D&A expense, primarily driven by $18.4 million of accelerated depreciation. These decreases were partially offset by the previously mentioned $17.1 million of refranchising-related gains, lower restructuring charges related to our International transformation, and lower cost of sales at our Company-owned restaurants related to the refranchising transactions previously discussed. Net income also reflects lower interest expense driven by lower average interest rates and lower tax expense, due to lower pre-tax income, compared with the prior year.

Adjusted EBITDA: Adjusted EBITDA(b) was $201.1 million, a $26.2 million decrease compared with the prior year. The decrease was primarily related to higher G&A expenses driven by supplemental marketing and investments the Company made to support our franchisees and brand positioning work, higher management incentive compensation, and the Company’s biannual franchisee conference.

Earnings per share: Diluted earnings per common share was $0.90 for 2025 compared with $2.54 in 2024. Adjusted diluted earnings per common share(b) was $1.43 compared with $2.34 in 2024. These changes were due to the same factors impacting Net income and adjusted EBITDA(b) discussed above.

Refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the SEC for additional information concerning our operating results for the year ended December 28, 2025.

(a) Growth rate excludes the impact of foreign currency.
(b) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

Free Cash Flow
Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the purchases of property and equipment, excluding purchases of property and equipment related to damages from natural disasters, was $61.3 million for the year ended December 28, 2025, compared with $34.1 million in the prior year. The year-over-year change primarily reflects favorable changes in working capital and timing of cash payments for Company’s National Marketing Fund and cash payments for income taxes, along with a $7.8 million decrease in capital expenditures primarily driven by lower Company-owned restaurant development compared with the prior year.

	Year Ended
In thousands	December 28, 2025	December 29, 2024
Net cash provided by operating activities	$126,000	$106,632
Purchases of property and equipment	(64,695)	(72,484)
Free cash flow	$61,305	$34,148

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend
The Company paid cash dividends of $15.3 million ($0.46 per common share) in the fourth quarter of 2025. On January 26, 2026, our Board of Directors declared a first quarter 2026 dividend of $0.46 per common share. The dividend was paid on February 20, 2026 to stockholders of record as of the close of business on February 9, 2026.

Global Restaurant Sales Information
Global restaurant and comparable sales information for the year ended December 28, 2025, compared with the year ended December 29, 2024 are as follows (See “Supplemental Information and Financial Statements” for related definitions):

	Three Months Ended		Year Ended
Growth rates exclude the impact of foreign currency	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Comparable sales growth (decline):
Domestic Company-owned restaurants	(5.7)%	(5.7)%	(3.3)%	(4.9)%
North America franchised restaurants	(5.3)%	(4.0)%	(2.3)%	(3.5)%
North America restaurants	(5.4)%	(4.4)%	(2.5)%	(3.8)%
International restaurants	5.9%	2.1%	5.0%	(0.8)%
Total comparable sales growth (decline)	(2.5)%	(2.8)%	(0.6)%	(3.1)%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants	(5.5)%	(9.9)%	(1.2)%	(4.7)%
North America franchised restaurants	(4.2)%	(8.7)%	(1.0)%	(4.1)%
North America restaurants	(4.5)%	(8.9)%	(1.0)%	(4.2)%
International restaurants	8.1%	(4.7)%	7.7%	0.4%
Total global system-wide restaurant sales growth (decline)	(1.4)%	(7.9)%	1.1%	(3.1)%

Global Restaurants
As of December 28, 2025, there were 6,083 Papa Johns restaurants operating in 50 countries and territories, as follows:

Fourth Quarter	Domestic Company- owned	Franchised North America	Total North America	International Company- owned	International Franchised	Total International	System-wide
Beginning: September 28, 2025	545	2,962	3,507	13	2,474	2,487	5,994
Opened	2	39	41	—	101	101	142
Closed	—	(25)	(25)	—	(28)	(28)	(53)
Refranchised	(85)	85	—	—	—	—	—
Ending: December 28, 2025	462	3,061	3,523	13	2,547	2,560	6,083
Net restaurant growth/(decline)	(83)	99	16	—	73	73	89

Fiscal year	Domestic Company- owned	Franchised North America	Total North America	International Company- owned	International Franchised	Total International	System-wide
Beginning: December 29, 2024	539	2,975	3,514	13	2,503	2,516	6,030
Opened	9	87	96	—	183	183	279
Closed	(1)	(86)	(87)	—	(139)	(139)	(226)
Refranchised	(85)	85	—	—	—	—	—
Ending: December 28, 2025	462	3,061	3,523	13	2,547	2,560	6,083
Net restaurant growth/(decline)	(77)	86	9	—	44	44	53

2026 Outlook
The Company is introducing its 2026 annual guidance for the following metrics:

Financial Metric	2026 Outlook
Global system-wide restaurant sales	Flat to Down Low Single-Digits
North America comparable sales	Down (2)% to (4)%
International comparable sales	Up 2% to 4%
North America gross openings	40 to 50
International gross openings	180 to 220
Adjusted EBITDA (as defined below)	$200 million to $210 million
Adjusted Depreciation and amortization (as defined below)	$70 million to $75 million
Interest expense (net)	$35 million to $40 million
GAAP effective tax rate	30% to 34%
Capital expenditures	$70 million to $80 million
Diluted shares outstanding	Approximately 33 million

Adjusted EBITDA represents Net income before Net interest expense, Income tax expense, Depreciation and amortization, Stock-based compensation expense, and other adjustments that vary from period to period in accordance with the Company’s Non-GAAP policy. The Company believes adjusted EBITDA is a meaningful measure as it is widely used by analysts and investors to value the Company and its restaurants on a consistent basis. Adjusted EBITDA is not a term defined by GAAP, and is not intended to be a substitute for operating income, net income, or cash flows from operating activities, as defined under generally accepted accounting principles. As a result, our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies.

Adjusted depreciation and amortization represents depreciation and amortization expense excluding incremental depreciation expense related to the shortened useful life of legacy capitalized software assets due to the ongoing development and deployment of our new omnichannel platforms and other technology improvements.

This release includes forward-looking projections for certain non-GAAP financial measures, including adjusted EBITDA and adjusted depreciation and amortization. The Company excludes certain expenses and benefits from adjusted EBITDA and adjusted depreciation and amortization that, due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable to, without unreasonable effort or expense, provide a reconciliation to Net income or GAAP depreciation and amortization of those projected measures, respectively.

Conference Call
Papa Johns will host a call with analysts today, February 26, 2026, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns
Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 6,000 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements
Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, depreciation and amortization, interest expenses, tax rates, system-wide sales, transformation plans, adjusted EBITDA, 4-wall EBITDA, the current economic environment, industry trends, consumer behavior and preferences, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, changes in management, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product, investments in digital and technology innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, dividends, effective tax rates, regulatory changes and impacts, impacts of tariffs, insurance recoveries for damages related to natural disasters, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: economic conditions in the United States and international markets; changes in pricing or other marketing or promotional strategies by competitors, which has adversely affected, and may continue to adversely affect, sales and profitability; and new product and concept developments by food industry competitors; changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending, including higher unemployment; increased risks associated with our International operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets, regulatory changes, increased tariffs and other trade barriers, and new restaurant growth; the adverse impact on the Company or our results caused by global health concerns, product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our Company-owned or franchised restaurants or others in the restaurant industry; the ability of the Company to retain key management and manage staffing and labor shortages at Company and/or franchised restaurants and our Quality Control Centers; increases in labor costs, food costs or sustained higher other operating costs, including as a result of supply chain disruption, inflation and related impacts, increased tariffs or other trade barriers, immigration policies, or climate change; the potential for delayed new restaurant openings, both domestically and internationally; the increased risk of phishing, ransomware and other cyber-attacks; risks to the global economy and our business related to geopolitical conflicts in areas in which we operate; increased costs for branding initiatives and launching new advertising and marketing campaigns and promotions to boost consumer sentiment and sales trends, and the risk that such initiatives will not be effective; risks related to a possible economic slowdown that could, among other things, reduce consumer spending or demand and result in changing consumer practices; risks related to social media, including publicity adversely and rapidly impacting our brand and reputation; the effectiveness of our technology investments and changes in unit-level operations; the ability of the Company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, restaurant level employees or suitable sites; increases in insurance claims and related costs for programs funded by the Company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property; disruption of our supply chain or commissary operations which could be caused by our sole source of supply of mozzarella cheese, desserts, garlic cups or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control; the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business; risks related to our indebtedness and borrowing costs, including prolonged higher interest rates, and the current state of the credit markets; the Company’s ability to continue to pay dividends to stockholders based upon profitability, cash flows and capital adequacy if restaurant sales and operating results decline; disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and cybersecurity incidents, including theft of confidential Company, employee and customer information, including payment cards; and changes in Federal or state income, general and other tax laws, rules and regulations and changes in generally accepted accounting principles.

These and other risk factors are discussed in detail in “Part I. Item 1A. — Risk Factors” for the fiscal year ended December 28, 2025. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

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For more information about the company, please visit www.papajohns.com.

Contact

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definitions
“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

We believe Domestic Company-owned, North America franchised, and International comparable sales and comparable sales growth (decline) and Global system-wide restaurant sales and sales growth information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted EBITDA, 4-wall EBITDA, 4-wall EBITDA margin, adjusted net income attributable to common shareholders, and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted EBITDA, 4-wall EBITDA, adjusted net income attributable to common shareholders, and adjusted diluted earnings per common share, are net income, segment adjusted EBITDA, net income attributable to common shareholders, and diluted earnings per common share, respectively. 4-wall EBITDA is defined as Domestic Company-owned restaurants segment revenue less total Domestic Company-owned restaurants segment cost of sales. 4-wall EBITDA margin is defined as 4-wall EBITDA divided by segment revenue for our Domestic Company-owned restaurants segment. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results.

The table that follows reconciles our GAAP financial results to our non-GAAP financial measures.

Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures

	Three Months Ended		Year Ended
In thousands, except per share amounts	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Net income	$8,630	$14,959	$32,117	$84,197
Income tax expense	5,730	4,582	16,261	29,929
Net interest expense	10,161	9,990	40,769	42,578
Depreciation and amortization	30,169	16,879	92,245	69,407
Stock-based compensation expense	2,848	3,687	14,980	9,590
Gain on refranchising transaction, net and sale of QC Center properties (a)	(17,566)	—	(17,053)	(41,289)
Restructuring costs (b)	8,918	7,759	13,780	27,363
Other costs (c)	2,223	—	8,012	5,495
Adjusted EBITDA	$51,113	$57,856	$201,111	$227,270

Net income attributable to common shareholders	$6,827	$14,633	$29,569	$83,320
Gain on refranchising transaction, net and sale of QC Center properties (a)	(16,396)	—	(16,028)	(41,289)
Restructuring costs (b)	7,752	7,759	12,593	27,273
Accelerated software depreciation (d)	12,289	—	18,380	—
Other costs (c)	2,223	—	8,012	5,495
Tax effect of adjustments (e)	(1,446)	(1,745)	(5,326)	1,934
Adjusted net income attributable to common shareholders	$11,249	$20,647	$47,200	$76,733

Diluted earnings per common share	$0.21	$0.44	$0.90	$2.54
Gain on refranchising transaction, net and QC Center properties (a)	(0.50)	—	(0.49)	(1.25)
Restructuring costs (b)	0.23	0.24	0.38	0.82
Accelerated software depreciation (d)	0.37	—	0.56	—
Other costs (c)	0.07	—	0.24	0.17
Tax effect of adjustments (e)	(0.04)	(0.05)	(0.16)	0.06
Adjusted diluted earnings per common share	$0.34	$0.63	$1.43	$2.34

Footnotes to Non-GAAP Financial Measures
(a)For the three and twelve months ended December 28, 2025, represents pre-tax gain on sale, net of transaction costs, realized upon the completion of the refranchising of 85 restaurants on November 24, 2025. Net gain attributable to noncontrolling interests for the transaction was approximately $1.2 million and $1.0 million for the three and twelve months ended December 28, 2025, respectively (refer to “Note 21. Divestitures” in the Company’s Form 10-K for the year ended December 28, 2025 for additional details). For the twelve months ended December 29, 2024, represents pre-tax gain on sale, net of transaction costs, realized upon the August 2, 2024 completion of the sale of our Texas and Florida QC Center properties (refer to “Note 21. Divestitures” in the Company’s Form 10-K for the year ended December 28, 2025 for additional details).
(b)Represents costs associated with the Company’s Enterprise Transformation Plan and International Transformation Plan. Includes non-cash reversal related to the forfeiture of unvested stock-based compensation awards of $1.2 million for both the three and twelve months ended December 28, 2025 and $0.1 million for the twelve months ended December 29, 2024 (refer to “Note 16. Restructuring” in the Company’s Form 10-K for the year ended December 28, 2025 for additional details).
(c)For the year ended December 28, 2025, other costs is comprised of the following:
i.Losses on disposal of equipment incurred in connection with the termination of a COVID-era program that pre-purchased store equipment due to supply chain challenges;
ii.Costs associated with project-based strategic initiatives that are not related to our ongoing operations; and
iii.Costs incurred, net of anticipated insurance recoveries, arising from tornadoes that damaged the Texas QC Center as well as the restaurant support center and QC Center in Louisville, Kentucky.
For the year ended December 29, 2024, other costs represents non-cash impairment and remeasurement charges related primarily to fixed and intangible assets from the refranchising of 15 Domestic Company-owned restaurants.
(d)Represents incremental depreciation expense related to the shortened useful life of legacy capitalized software assets due to the ongoing development and deployment of our new omnichannel platforms and other technology improvements.
(e)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 23.2% for the three and twelve months ended December 28, 2025 and 22.7% for the three and twelve months ended December 29, 2024.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

In thousands, except per share amounts	December 28, 2025	December 29, 2024
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$36,950	$37,955
Accounts receivable (less allowance for credit losses of $12,129 in 2025 and $8,468 in 2024)	103,068	101,677
Notes receivable, current portion	3,387	4,928
Income tax receivable	6,189	2,214
Inventories	34,336	35,245
Prepaid expenses and other current assets	48,895	48,586
Assets held for sale	4,607	—
Total current assets	237,432	230,605
Property and equipment, net	251,312	273,272
Finance lease right-of-use assets, net	39,039	28,761
Operating lease right-of-use assets	161,606	184,425
Notes receivable, less current portion (less allowance for credit losses of $17,777 in 2025 and $15,238 in 2024)	3,262	8,867
Goodwill	67,576	75,460
Other assets	77,281	87,562
Total assets	$837,508	$888,952

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$61,218	$61,842
Income and other taxes payable	8,941	11,987
Accrued expenses and other current liabilities	169,015	155,579
Current deferred revenue	13,096	15,519
Current finance lease liabilities	9,999	7,280
Current operating lease liabilities	23,725	25,756
Current portion of long-term debt	4,997	—
Total current liabilities	290,991	277,963
Deferred revenue	19,294	21,287
Long-term finance lease liabilities	30,804	22,885
Long-term operating lease liabilities	156,405	173,557
Long-term debt, net	710,436	741,650
Other long-term liabilities	62,264	64,923
Total liabilities	1,270,194	1,302,265

Redeemable noncontrolling interests	980	903

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,303 at December 28, 2025 and 49,283 at December 29, 2024)	493	493
Additional paid-in capital	457,112	452,449
Accumulated other comprehensive loss	(6,452)	(8,456)
Retained earnings	210,763	241,717
Treasury stock (16,502 shares at December 28, 2025 and 16,637 shares at December 29, 2024, at cost)	(1,106,666)	(1,115,729)
Total stockholders’ deficit	(444,750)	(429,526)
Noncontrolling interests in subsidiaries	11,084	15,310
Total Stockholders’ deficit	(433,666)	(414,216)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$837,508	$888,952

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
In thousands, except per share amounts	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Revenues:	(Unaudited)	(Unaudited)
Company-owned restaurant sales	$154,366	$177,678	$675,657	$724,666
Franchise royalties and fees	47,543	47,497	190,952	187,032
Commissary revenues	236,846	238,841	929,944	899,664
Other revenues	22,209	22,816	90,526	83,682
Advertising funds revenue	37,215	43,938	166,729	164,343
Total revenues	498,179	530,770	2,053,808	2,059,387
Costs and expenses:
Cost of sales	353,150	377,643	1,460,492	1,478,426
General and administrative expenses	52,519	62,709	244,282	190,515
Depreciation and amortization	30,169	16,879	92,245	69,407
Advertising funds expense	37,820	44,008	167,642	164,335
Total costs and expenses	473,658	501,239	1,964,661	1,902,683
Operating income	24,521	29,531	89,147	156,704
Net interest expense	(10,161)	(9,990)	(40,769)	(42,578)
Income before income taxes	14,360	19,541	48,378	114,126
Income tax expense (a)	(5,730)	(4,582)	(16,261)	(29,929)
Net income	8,630	14,959	32,117	84,197
Net income attributable to noncontrolling interests	(1,559)	(160)	(1,586)	(711)
Net income attributable to the Company	$7,071	$14,799	$30,531	$83,486

Net income attributable to common shareholders	$6,827	$14,633	$29,569	$83,320

Basic earnings per common share	$0.21	$0.45	$0.90	$2.55
Diluted earnings per common share	$0.21	$0.44	$0.90	$2.54

Basic weighted average common shares outstanding	32,908	32,759	32,851	32,717
Diluted weighted average common shares outstanding	33,034	32,957	32,945	32,819
___________________________________
(a)    The signage of Income tax expense has been changed from the historic presentation for purposes of signage consistency with other expense items.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Year Ended
In thousands	December 28, 2025	December 29, 2024
Operating activities
Net income	$32,117	$84,197
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	8,396	2,737
Depreciation and amortization	92,245	69,407
Refranchising (gain)/loss and impairment loss	(15,768)	18,340
Deferred income taxes	6,739	(3,037)
Stock-based compensation expense	14,980	9,590
Loss/(gain) on disposal of property and equipment	2,800	(41,953)
Other	1,407	1,711
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,562)	(465)
Income tax receivable	(3,908)	345
Inventories	17	851
Prepaid expenses and other current assets	816	319
Other assets and liabilities	(8,269)	(8,774)
Accounts payable	(620)	(10,043)
Income and other taxes payable	(3,098)	(5,678)
Accrued expenses and other current liabilities	6,960	(2,035)
Deferred revenue	(3,635)	(6,245)
Advertising fund assets and liabilities	2,383	(2,635)
Net cash provided by operating activities	126,000	106,632
Investing activities
Purchases of property and equipment	(64,695)	(72,484)
Purchases of property and equipment related to damages from natural disasters	(9,740)	—
Insurance proceeds related to damages from natural disasters	6,300	—
Notes issued	—	(154)
Repayments of notes issued	6,447	4,152
Acquisitions, net of cash acquired	—	(125)
Proceeds from dispositions and refranchising, net of cash transferred	34,500	49,016
Proceeds from investments	4,739	2,275
Proceeds from the sale of property and equipment	963	—
Other	—	(28)
Net cash used in investing activities	(21,486)	(17,348)
Financing activities
Net (repayments) proceeds from revolving credit facilities	(224,471)	(17,268)
Proceeds from term loan	200,000	—
Debt issuance costs	(3,223)	—
Proceeds from exercise of stock options	414	1,055
Acquisition of Company common stock (including excise tax payment)	—	(2,080)
Dividends paid to common stockholders	(61,141)	(60,559)
Tax payments for equity award issuances	(2,003)	(3,619)
Distributions to noncontrolling interests	(5,735)	(825)
Principal payments on finance leases	(10,079)	(8,529)
Other	(19)	153
Net cash used in financing activities	(106,257)	(91,672)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	738	(244)
Change in cash, cash equivalents, and restricted cash	(1,005)	(2,632)
Cash, cash equivalents, and restricted cash at beginning of period	37,955	40,587
Cash, cash equivalents, and restricted cash at end of period	$36,950	$37,955

Papa John’s International, Inc. and Subsidiaries
Segment Information

The following tables present the operating results of our segments. We have four reportable segments: Domestic Company-owned restaurants, North America franchising, North America commissaries, and International. Under ASC 280, Segment Reporting, our segment performance is evaluated based on segment adjusted EBITDA. See the Company’s Annual Report on Form 10-K for the year ended December 28, 2025 for further information on segments, including reconciliations of segment measures to consolidated measures for the year ended December 28, 2025.

	Three Months Ended December 28, 2025
In thousands, unaudited	Domestic Company-owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$150,737	$34,301	$217,020	$45,820
Intersegment revenues	—	806	49,544	—
Segment revenue	$150,737	$35,107	$266,564	$45,820

Less segment expenses (a):
Cost of sales	$131,532	$—	$237,562	$22,595
General and administrative expenses	9,672	9,339	8,388	11,356
Advertising funds expense	—	—	—	5,608
Segment adjusted EBITDA	$9,533	$25,768	$20,614	$6,261

	Three Months Ended December 29, 2024
In thousands, unaudited	Domestic Company-owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$174,633	$35,154	$219,901	$41,733
Intersegment revenues	—	1,049	53,602	—
Segment revenue	$174,633	$36,203	$273,503	$41,733

Less segment expenses (a):
Cost of sales	$154,177	$—	$246,888	$21,255
General and administrative expenses	9,563	8,366	9,768	9,725
Advertising funds expense	—	—	—	4,416
Segment adjusted EBITDA	$10,893	$27,837	$16,847	$6,337

	Year Ended December 28, 2025
In thousands, unaudited	Domestic Company-owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$662,523	$139,009	$854,188	$173,836
Intersegment revenues	—	4,470	203,900	—
Segment revenue	$662,523	$143,479	$1,058,088	$173,836

Less segment expenses (a):
Cost of sales	$593,447	$—	$944,736	$90,829
General and administrative expenses	40,705	38,115	34,533	40,339
Advertising funds expense	—	—	—	20,087
Segment adjusted EBITDA	$28,371	$105,364	$78,819	$22,581

	Year Ended December 29, 2024
In thousands, unaudited	Domestic Company-owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$692,736	$139,091	$831,774	$174,054
Intersegment revenues	—	4,150	205,234	—
Segment revenue	$692,736	$143,241	$1,037,008	$174,054

Less segment expenses (a):
Cost of sales	$610,629	$—	$934,981	$104,138
General and administrative expenses	38,448	33,028	36,278	37,984
Advertising funds expense	—	—	—	13,635
Segment adjusted EBITDA	$43,659	$110,213	$65,749	$18,297
________________________________________
(a)    Segment expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.

Papa John’s International, Inc. and Subsidiaries
Supplemental Information - All Other

In thousands, unaudited	Three Months Ended		Year Ended
All Other (a)	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Revenues from external customers	$50,301	$59,347	$224,252	$221,733
Intersegment revenues	19,136	17,230	62,143	57,652
All Other revenue	$69,437	$76,577	$286,395	$279,385
All Other costs and expenses (b)
Cost of sales	$15,863	$13,843	$55,972	$51,347
General and administrative expenses	3,492	2,049	11,359	7,614
Advertising funds expense	46,965	52,439	192,052	192,624
All Other costs and expenses (a)	$66,320	$68,331	$259,383	$251,585
All Other adjusted EBITDA (c)	$3,117	$8,246	$27,012	$27,800
___________________________________
(a)    All other business units that do not meet the quantitative or qualitative thresholds for determining reporting segments, which are not operating segments, we refer to as “All Other.” These consist of operations that derive revenues from franchise contributions to marketing funds as well as information systems and related services used in restaurant operations, including our point-of-sale system, online and other technology-based ordering platforms. Our largest marketing fund is Papa Johns Marketing Fund (“PJMF”). PJMF is a consolidated nonstock corporation, intended to operate at break-even for the purpose of designing and administering advertising and promotional programs for all participating Domestic restaurants. Technology-based franchisee fees are meant to offset the costs of building, operating, and depreciating technology that supports franchisee operations. As such, these fees may vary from period to period, as they are designed to operate near break-even over time including the impact of depreciation. All Other is not a reportable segment under ASC 280, and this information is presented for informational purposes only. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 28, 2025 for further information on our segments, including reconciliations of segment measures to consolidated measures.
(b)    All Other costs and expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.
(c)    See the Company’s Annual Report on Form 10-K for the year ended December 28, 2025 for further information on our segments, including reconciliations of segment measures to consolidated measures for the year ended December 28, 2025.